Exhibit 23.3

ROBERTO NOGA

45 Mora Street

Mexico, Pampanga, Philippines

To:           United States Securities and Exchange Commission

I, Roberto Noga, Professional Engineer, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Summary of Exploration on the Plandel Property” dated July 10, 2009 (the “Technical Report”), and to the written disclosure in any Offering Memorandum, other offering documents, Form S-1 registration statement, or an Annual Information Form on Plandel Resources, Inc.

I hereby consent to the inclusion of my name as an expert in Plandel Resources, Inc. Form S-1 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form S-1 registration statement, other offering documents, or an Annual Information Form on Plandel Resources, Inc.

Dated:  July 10, 2009

“ROBERTO NOGA”

Roberto Noga